    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 2000

                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------
                     TELECOMUNICACIONES DE PUERTO RICO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     COMMONWEALTH OF PUERTO RICO                      66-0566178
   (State or other jurisdiction of       (I.R.S. Employer Identification No.)
    Incorporation or organization)

         1515 F. D. ROOSEVELT AVENUE                    00968
            GUAYNABO, PUERTO RICO                     (Zip code)
  (Address of principal executive offices)

                                   ----------

                          EMPLOYEE STOCK OWNERSHIP PLAN
                                       OF
                     TELECOMUNICACIONES DE PUERTO RICO, INC.
                            (FULL TITLE OF THE PLAN)


                     JOSE ARROYO, ESQ                                          COPIES TO:
          TELECOMUNICACIONES DE PUERTO RICO, INC.                        LAWRENCE GOODMAN, ESQ.
                1515 F. D. ROOSEVELT AVENUE                     CURTIS, MALLET-PREVOST, COLT & MOSLE LLP
                GUAYNABO, PUERTO RICO 00968                                  101 PARK AVENUE
                      (787) 792-5628                                    NEW YORK, NEW YORK 10178
(NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)                   (212) 696-6000

                                   ----------


                                               CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                    Proposed            Proposed
                                                                     Maximum             Maximum
         Title of Securities to be              Amount to be     Offering Price         Aggregate              Amount of
                 Registered                      Registered       Per Share (2)    Offering Price (2)      Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock,
  without par value (1)..................     1,750,000 Shares       $15.03            $26,302,500              $6,944
============================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of computing the registration fee. Such fee was calculated pursuant to Rule 457(h) based on the book value of the shares as of November 30, 1999
================================================================================

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

                The documents containing the information specified in Part I will be sent or given to the participants in the Employee Stock Ownership Plan of Telecomunicaciones de Puerto Rico, Inc. (the "Plan") as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                The following documents filed with the Commission by Telecomunicaciones de Puerto Rico, Inc. (the "Company") are incorporated herein by reference:

                (1) The Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1999; and

                (2) The description of the Company's common stock and related shareholder arrangements contained in the Company's registration statement on Form S-4 filed with the Commission on October 27, 1999.

                All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

DESCRIPTION OF THE COMPANY'S COMMON STOCK

                As of December 30, 1999, the Company's authorized capital stock consisted of 50,000,000 shares of common stock with no par value, of which 25,000,000 shares have been issued and are outstanding.

                The holders of shares of the Company's common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's board of directors. The Company's shareholders have agreed that the Company's shares shall bear a dividend, payable on a quarterly basis, to the extent funds are legally available therefor and subject to any restrictions imposed by any financing, that is at least equal to 50% of the Company's consolidated net income.

                In the event of the liquidation, dissolution, or winding up of the Company, the holders of the Company's common stock are entitled to share ratably in all assets remaining after payment of liabilities then outstanding. The Company's common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the Company's common stock. All outstanding shares of the Company's common stock are fully paid and nonassessable.

SHAREHOLDERS AGREEMENT

                On March 2, 1999, GTE International Telecommunications Incorporated ("GTE International"), GTE Holdings (Puerto Rico) LLC ("GTE Holdings"), Popular, Inc., and the Puerto Rico Telephone Authority, which collectively own all of the shares of the Company's common stock other than those held by the Plan entered into an agreement with the Company that sets forth, among other things, specific agreements relating to the corporate governance of the Company (the "Shareholders Agreement").

CORPORATE GOVERNANCE

                The By-laws of the Company provide that directors are elected by a plurality vote of the shareholders of the Company. In this respect, the Shareholders Agreement:

                (a) states that the board of directors of the Company will consist of 9 directors, so long as the Puerto Rico Telephone Authority and other specific entities of the Government of Puerto Rico (excluding the Plan) (collectively, the "Puerto Rico Entities") collectively own at least 4% of the Company's issued and outstanding capital stock;

                (b) entitles the Puerto Rico Entities to nominate directors in proportion to their ownership of the Company's capital stock, thus, they are entitled to nominate 3, 2 and/or 1 director(s) (the "Government Directors"), for so long as they collectively own at least 25%, 15% or 4% of the Company issued and outstanding capital stock, respectively;

                (c) grants GTE Holdings the right to nominate 5 directors so long as it owns directly or indirectly more than 20% of the Company's outstanding capital stock.

                Under the Shareholders Agreement, for so long as the Puerto Rico Entities collectively own at least 10% of the outstanding capital stock of the Company, the Company may not take any of the following actions without approval by the board and without unanimous approval by the Government Directors:

                (a) any acquisition, strategic alliance or joint venture involving a dollar amount equal to, or in excess of, 15% of the Company's total assets;

                (b) the issuance of equity securities or securities exercisable or exchangeable for or convertible into equity securities;

                (c) any amendment to the dividend policy established in the Shareholders Agreement;

                (d) transactions between the Company and any of the Company's subsidiaries, on the one hand, and GTE Holdings, or Popular, Inc. (collectively, the "GTE Group"), or any affiliate thereof on the other hand, involving an aggregate dollar amount in any fiscal year of more than $1,000,000; and

                (e) any amendment to the Company's Certificate of Incorporation or By-laws adversely affecting the rights of the Puerto Rico Entities as shareholders or the rights of the Government Directors.

                In addition, for so long as the Puerto Rico Entities collectively own at least 10% of the outstanding capital stock of the Company, the following shareholder actions require approval by the Puerto Rico Telephone
Authority:

                (a) any amendment to the Company's Certificate of Incorporation adversely affecting the rights of any governmental authority of Puerto Rico as a shareholder of the Company or the rights of the Government Directors;

                (b) the liquidation, merger, consolidation or split up of the Company (other than a merger in which the Company is the survivor or a merger of the Company into a wholly-owned subsidiary of the Company); and

                (c) the sale of assets in any fiscal year representing 25% or more of the Company's total assets.

SHARE TRANSFERS

                GTE Holdings and GTE International entered into a tag-along agreement with the Plan. Pursuant to this tag-along agreement, through March 2, 2009, the Plan has the right to participate in any sale by GTE Holdings, GTE International or any of their affiliates of more than 7.5% of the total number of the Company's outstanding shares or that would result in the transferee and its affiliates owning over 20% of the Company's shares. If the Plan has the right to participate in the sale it can sell a pro rata portion of its shares equal to the lesser of 30,000 shares or the aggregate number of shares then owned by it to the buyer on the same terms and conditions that are given to GTE Holdings, GTE International or their affiliates.

REGISTRATION RIGHTS

                At any time after August 2000, any of the Puerto Rico Entities may request on three occasions the registration of shares having an aggregate estimated disposition price of at least $50,000,000. The Company agreed to use all commercially reasonable efforts to effect promptly the requested registration under the Securities Act. If at any time the Company determines to register any shares under the Securities Act in connection with the public offering of the shares by it solely for cash, each shareholder, other than the Plan, shall have the right to request that the Company use commercially reasonable efforts to cause to be registered under the Securities Act any shares that the shareholder requests to be registered.

                For a more detailed description of the Shareholders Agreement and additional information with respect to other shareholder arrangements see the Registrant's Form S-4 filed with the Commission on October 27, 1999, which description and information is incorporated herein by reference.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

                The validity of the Common Stock registered hereby is passed on for the Company by Jose Arroyo. Mr. Arroyo is Vice President of Legal and Regulatory Affairs of the Company, is compensated as an employee of the Company and is eligible to participate in the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                The Company is incorporated under the laws of the Commonwealth of Puerto Rico. Section 4.08 of the General Corporation Law of the Commonwealth of Puerto Rico provides that a Puerto Rico corporation may indemnify directors, officers, employees or agents involved in any litigation or proceeding involving the corporation if he or she acted in good faith and in a manner which the person reasonably deemed consistent with the best interests of the corporation or not opposed thereto, and with respect to any criminal proceeding, if he or she did not have reasonable cause to believe that his or her conduct was unlawful. The indemnity may include expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. In the case of actions or suits other than those initiated by the corporation or initiated to protect the interests of the corporation, the indemnity may also include the amount of any judgement paid in settlement of such action. However, no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation may indemnify him/her against the expenses which such officer or director has actually incurred.

                The Certificate of Incorporation of the Company provides for the indemnification of directors and officers to the full extent permitted by the General Corporation Law of the Commonwealth of Puerto Rico, as it currently exists or may be hereafter amended.

                Section 4.08 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him/her and incurred by him/her in any such capacity, arising out of his/her status as such, regardless of whether or not the corporation would otherwise have the power to indemnify him/her under Section 4.08.

                The Company maintains and has in effect insurance policies covering all of its respective directors and officers against certain liabilities for actions taken in such capacities. These persons are also covered for specified liabilities under the Securities Act of 1933.

ITEM 7. EXEMPTION FROM REGISTRATION

                Not applicable.

ITEM 8. EXHIBITS


Exhibit No.                                  Description of Exhibit

   4.1 Articles of Incorporation of Telecomunicaciones de Puerto Rico, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (No. 333-85503) filed with the Commission on October 27, 1999) and Certificate of Amendment thereto dated December 29, 1999.

   4.2 By-Laws of Telecomunicaciones de Puerto Rico, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form S-4 (No. 333-85503) filed with the Commission on October 27, 1999).

   4.3                          Employee Stock Ownership Plan of
                                Telecomunicaciones de Puerto Rico, Inc.

   5.1 Opinion of Jose Arroyo, Vice President of Legal and Regulatory Affairs of the Company.

   5.2 The registrant hereby undertakes to submit the Plan and any amendment thereto, to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

   23.1                         Consent of Jose Arroyo (included in Exhibit
                                5.1).

   24 Power of Attorney (included in this Registration Statement under "Signatures").

ITEM 9. UNDERTAKINGS

                (a) The undersigned Registrant hereby undertakes:

                        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                (i) To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

                                (ii) To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Guaynabo, Commonwealth of Puerto Rico, on the 3rd day of January, 2000.

                                        TELECOMUNICACIONES DE PUERTO RICO, INC.

                                        By:     /s/ Jon Slater
                                            ---------------------------------
                                        Name:   Jon Slater
                                        Title:  Chief Executive Officer and
                                                President


                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                                POWER OF ATTORNEY



                KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS JON SLATER, FRANK GATTO AND FELIPE PIAZZA, AND EACH OF THEM INDIVIDUALLY, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER AND IN ANY AND ALL CAPACITIES, TO SIGN THIS REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE SUCH REGISTRATION STATEMENT AND ALL SUCH AMENDMENTS OR SUPPLEMENTS, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, THEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTES OR SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.



          SIGNATURE                     TITLE                       DATE
          ---------                     -----                       ----

  /s/   Jon Slater                  Chief Executive           January 3, 2000
--------------------------  Officer, President and Director
        Jon Slater

  /s/   Frank Gatto          Vice-President - Finance and     January 3, 2000
--------------------------      Chief Financial Officer
        Frank Gatto

  /s/   Robert Huberty                Comptroller             January 3, 2000
--------------------------
        Robert Huberty

  /s/   Fares Salloum                  Director               January 3, 2000
--------------------------
        Fares Salloum

  /s/   Alfred C. Giammari             Director               January 3, 2000
--------------------------
        Alfred C. Giammari

  /s/   Michael T. Masin               Director               December 29, 1999
--------------------------
        Michael T. Masin

  /s/   Richard Carrion                Director               January 3, 2000
--------------------------
        Richard Carrion

                                       Director
--------------------------
        Angel Morey

                                       Director
--------------------------
        Lourdes M. Rovira



                THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 3rd day of January, 2000.

                                          EMPLOYEE STOCK OWNERSHIP PLAN OF
                                          TELECOMUNICACIONES DE PUERTO RICO,
                                          INC.



                                          By:        /s/ Charles E. Wert
                                             ----------------------------------
                                             Name:   Charles E. Wert
                                             Title:  Executive Vice President
                                                     and Senior Trust Officer,
                                                     U.S. Trust Company, N.A.

                            AUTHORIZED REPRESENTATIVE


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity stated herein on January 3, 2000.



SIGNATURE                         CAPACITY
---------                         --------


   /s/ Donald J. Puglisi          Puglisi and Associates
 -------------------------        Authorized Representative in the United States
        Donald J. Puglisi

                                INDEX TO EXHIBITS


Exhibit No.                                 Description of Exhibit


   4.1 Articles of Incorporation of Telecomunicaciones de Puerto Rico, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (No. 333-85503) filed with the Commission on October 27, 1999) and Certificate of Amendment thereto dated December 29, 1999.

   4.2 By-Laws of Telecomunicaciones de Puerto Rico, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form S-4 (No. 333-85503) filed with the Commission on October 27, 1999).

   4.3                          Employee Stock Ownership Plan of
                                Telecomunicaciones de Puerto Rico, Inc.

   5.1 Opinion of Jose Arroyo, Vice President of Legal and Regulatory Affairs of the Company.

   23.1                         Consent of Jose Arroyo (included in Exhibit
                                5.1).

   24 Power of Attorney (included in this Registration Statement under "Signatures").